Exhibit 99.1

NEWS RELEASE

Contact:	Cynthia Skoglund	(714) 773-7620
Manager, Investor Relations

Beckman Coulter Announces Fourth Quarter and Full Year 2008 Results;

Earnings Outlook Achieved on Strong Fundamentals

ORANGE COUNTY, California, February 9, 2009 – Beckman Coulter, Inc. (NYSE:BEC), a leading developer, manufacturer and marketer of products that simplify, automate and innovate complex biomedical testing, announced today fourth quarter and year ended December 31, 2008 results. For the fourth quarter, total revenue was $811.3 million, up 2.8%, on robust sales to Clinical Diagnostics customers, partially offset by a decline in Life Sciences revenue. In constant currency, revenue increased 6.6%. Reported net earnings increased to $77.2 million, or $1.21 per fully diluted share. Adjusted net earnings increased to $82.3 million, or $1.29 per fully diluted share.

	Quarter Ended December 31,			Year Ended December 31,
	2008	2007	% Chg	2008	2007	% Chg
Reported Results (in millions)
Revenue	$811.3	$789.0	2.8%	$3,098.9	$2,761.3	12.2%
Operating Income	$115.1	$74.6	54.3%	$298.6	$272.4	9.6%
Diluted Earnings per Share
Continuing Operations	$1.21	$0.69	75.4%	$3.01	$3.27	(8.0)%
Discontinued Operations	—	—	—	—	0.03	—

Diluted Earnings per Share	$1.21	$0.69	75.4%	$3.01	$3.30	(8.8)%

Adjusted Results Excluding Special Items*
Operating Income	$123.3	$114.2	8.0%	$363.7	$327.1	11.2%
Diluted Earnings per Share	$1.29	$1.08	19.4%	$3.63	$3.25	11.7%

*	See “Non-GAAP Financial Measures,” where the impacts of certain items on reported results are discussed.

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Beckman Coulter	Page 2 of 22

Fourth Quarter Discussion

Recurring revenue comprised of supplies, test kits, service and operating-type lease payments, was $610 million or approximately 75% of total revenue. Recurring revenue continued its steady performance increasing 5.1%, or 8.9% in constant currency. In Clinical Diagnostics, recurring revenue increased 5.7%, or 9.6% in constant currency, led by Access Immunoassay constant currency growth of more than 20%.

Total cash instrument sales were flat with prior year quarter in constant currency, reflecting strong prior year sales and a decline in Life Sciences of 10.4%, or 6.3% in constant currency.

On a geographic basis, fourth quarter revenue in the United States increased 7.4%. In constant currency, International revenue grew 5.8%, with 9.7% growth in Clinical Diagnostics, offset partially by a 6% decline in Life Sciences.

Scott Garrett, chairman, president and chief executive officer, said, “Fourth quarter results demonstrate the ongoing strength of our Clinical Diagnostics business worldwide and the stability of sector fundamentals. Continued robust growth of recurring revenue at stable margins in combination with disciplined expense management allowed us to deliver on our earnings commitments, despite flat cash instrument sales.”

Gross profit grew 4.4% to $385.7 million, as gross margin increased 70 basis points to 47.5% versus fourth quarter 2007. Operating income was $115.1 million. On an adjusted basis, operating income increased 8% to $123.3 million, and operating income margin increased 70 basis points to 15.2%. Adjustments to 2008 operating income included restructuring charges related to supply chain site consolidations.

Non-operating expense increased to $14.5 million from $10.3 million, principally due to higher interest on potential tax assessments. Adjusted net earnings were $82.3 million, or $1.29 per fully diluted share, partially benefiting from the accretion of the flow cytometry acquisition and a reduction in the tax rate from 33.0% to 24.4%. The decrease in the tax rate was principally due to the extension of the research and experimentation (R&E) tax credit and catchup to include current and prior year R&E tax credits.

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Beckman Coulter	Page 3 of 22

Recent Business Developments

•

Received FDA clearance for the UniCel® DxH 800 Cellular Analysis System, the first in a series of products that should significantly expand test menu and system capability in cellular analysis over the next ten years.

•	Introduced three new chemistry-immunoassay work cells, bringing to five the number of systems customers can choose from to meet a wide range of test mix and volume requirements.

•	Received FDA clearance for the Access® Soluble Transferrin Receptor assay and the sTfR/log ferritin index as aids in the diagnosis of iron deficiency anemia and anemia of chronic disease.

•	Launched the SPRI-TE™ Nucleic Acid Extractor for simple, automated purification of DNA and RNA.

•	Completed relocation of the centrifugation manufacturing from Palo Alto, California to Indianapolis, Indiana, and the consolidation of U.S. Distribution Centers.

•	Declared a $0.17 per share quarterly cash dividend, payable on March 6, 2009 to all stockholders of record on February 20, 2009. This payout represents the 79th consecutive quarterly dividend.

Full Year 2008 Discussion

Revenue for full year 2008 was $3.1 billion up 12.2% over prior year, or 10.4% in constant currency. The 2007 flow cytometry acquisition contributed 1.4% to this growth. Compared to prior year, Clinical Diagnostics revenue grew 13.5%, while unusually strong first-half sales in Life Sciences drove growth of 6.1%.

Throughout 2008, constant currency recurring revenue grew steadily in the 7 to 9% range, resulting in full year growth of 8.3%. Clinical Diagnostics recurring revenue grew 10.9%, or 9% in constant currency driven by continued gains in Access Immunoassay and Flow Cytometry, which grew 19.6% and 14.6%, respectively.

Gross profit margin declined 40 basis points from prior year to 46.5%, driven in part by strong placements of instruments and faster growth in developing countries, both of which have lower margins. Operating income for the year was $298.6 million compared to $272.4 million in 2007. Adjusted operating income increased 11.2% to $363.7 million, or 11.7% of revenue.

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Beckman Coulter	Page 4 of 22

Non-operating expense was $46.7 million versus non-operating income of $20.3 million in 2007, which included gains from the company’s Miami land sale and the Biosite transaction break up fee, partially offset by the establishment of the Beckman Coulter Foundation. Non-operating expense, excluding these items, increased from approximately $37 million in 2007 to about $48 million in 2008 primarily due to currency related expense.

The effective tax rate for 2008 was 23.0%, while the adjusted tax rate for the year was 26%, down from a 2007 adjusted rate of 28.3% primarily due to a shift in geographic profit mix and additional R&E tax credits. Earnings per fully diluted share were $3.01, down 8.8% from prior year. Adjusted earnings per fully diluted share were $3.63, within the company’s outlook range of $3.55 to $3.65.

Garrett continued, “In 2008, our Clinical Diagnostics business continued its above-market growth demonstrating the strength of our portfolio in which the introduction of four new chemistry-immunoassay work cells and our next-generation cellular analysis system extended our breadth and capability. A fourth consecutive year of record placements for UniCel DxC chemistry analyzers and robust growth in immunoassay system placements also contributed to our success. Strong total and recurring revenue growth allowed us to make significant investments in our DxN molecular diagnostics product development, intellectual property for new tests and developing markets sales and service infrastructure. Despite challenges from increased commodity prices, unprecedented capital markets turmoil and significant shifts in currency exchange rates, we delivered on our earnings commitments.

“We made continued gains in operating excellence, further consolidating manufacturing and distribution sites, optimizing our processes and footprint. Also, the growing benefits of moving to an operating-type lease business model and increased effectiveness in asset management resulted in considerable improvements in operating and free cash flow. Operating cash flow improved more than $75 million to approximately $475 million, and free cash flow increased more than $50 million to $175 million. In total, 2008 adjusted results reflect the company’s strong fundamentals with fully diluted EPS growth of 11.7% and EBITDA increasing more than 14%,” he said.

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Beckman Coulter	Page 5 of 22

Full Year 2009 Outlook

The following outlook is based on adjusted results and does not include special items that may occur in 2009 or the adoption of accounting changes regarding convertible debt (FSP APB 14-1).

“On a constant currency basis, our 2009 full year outlook for revenue growth is 4% to 6%, driven by recurring revenue growth estimated in the 6% to 7% range. However, at current exchange rates we expect reported total revenue to be flat. We anticipate that cash instrument sales in the current economic climate will slow, compared with the robust growth of cash instrument sales in the first half of 2008. However, solid recurring revenue growth is expected to continue,” Garrett said.

“Operating margin is anticipated to be between 11.7% and 12%, after absorbing a significant currency head wind and a $25 million increase in pension expense. We are committed to zero overhead growth resulting in flat operating expense. At current exchange rates, non-operating expense should be around $22 million, due to expected gains on hedging contracts. Based on an estimated tax rate of 26% to 27% and a flat share count, earnings per fully diluted share should be between $3.85 and $4.05. The planned pacing of earnings growth is uneven, with as much as 65% of net earnings expected to come in the second half of the year, due to slowed growth of cash instrument sales and currency shifts in the first half. Capital expenditures are expected to be $350 to $375 million, and depreciation and amortization should be between $270 and $290 million.

“2009 will, no doubt, be a challenging year. However, we began to adjust our spend rate last summer when the U.S. Dollar strengthened dramatically. We believe we have identified and begun to implement changes necessary to deliver on our commitments. Solid trending of recurring revenue and positive cost management initiatives implemented in 2008 give us confidence that our 2009 goals are achievable,” Garrett concluded.

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Beckman Coulter	Page 6 of 22

Investor Conference Call

As previously announced, there will be a conference call today, Monday, February 9, 2009 at 5:00 pm ET to discuss the fourth quarter and full year ended December 31, 2008 results. The call will also be webcast live. The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead”. The webcast will be archived on both websites for future on-demand replay through Monday, February 23, 2009.

About Beckman Coulter

Beckman Coulter, Inc., based in Fullerton, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of supplies, test kits, service and operating-type lease payments, represent about 78% of the company’s 2008 revenue of $3.1 billion. For more information, visit www.beckmancoulter.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “should,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include without limitation information regarding the company’s expectations, goals or intentions regarding the future, including without limitation statements regarding the company’s worldwide business strength and the stability of sector fundamentals, anticipated recurring revenue growth, expectations of new product offerings, and statements under the heading “Full Year Outlook,” including expectations for total and recurring revenue growth, operating margin, currency exchange rates, operating expense and cash management and hedging initiatives, tax rate, earnings per diluted share, capital expenditures, and depreciation and amortization. The outlook provided is based on fiscal year ended 2008 and the three months ended December 31, 2008 adjusted results and does not include special items that may occur in 2009.

This press release contains the Company’s unaudited financial results for the three months and year ended December 31, 2008. These results may change as a result of further review by the Company’s independent accountants and management. The completion of the audit of our financial statements could result in additional changes to our financial results and could result in the identification of issues relating to the effectiveness of our internal control over financial reporting. Final fourth quarter and year-end results will be provided in the Company’s annual report to the SEC on Form 10-K.

Forward-looking statements included in this press release involve certain risks and uncertainties and are based on management’s current expectations, estimates, forecasts and projections about the Company and are subject to risks and uncertainties, some of which may be beyond the company’s control, that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to market demand for the Company’s new and existing products and its ability to increase revenues; the Company’s ability to maintain operating expenses within anticipated levels; the Company’s ability to successfully and cost effectively establish and manage operations in foreign jurisdictions; the Company’s ability to attract and retain qualified personnel; successful development and introduction of new products; the Company’s ability to successfully integrate acquired businesses and realize the anticipated benefits from such acquisitions; pricing pressures and other competitive factors; industry consolidation; order and shipment uncertainty; changes in customers’ inventory levels and inventory management practices; product defects; intellectual property infringement claims by others and the ability to protect the Company’s intellectual property; competition; litigation; financial community and rating agency perceptions of the Company; changes in laws and regulations, including increased taxes; regulation, economic, credit and capital market conditions, currency exchange rates; and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed in Part I, Item 1A (Risk Factors) of the Company’s report to the SEC on Form 10-K filed with the SEC on February 29, 2008 and its reports to the SEC on Form 10-Q filed with the SEC during 2008. Forward-looking statements contained in this press release are made only as of the date hereof, and we undertake no obligation to update these disclosures except as may be required by the federal securities laws.

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Beckman Coulter	Page 7 of 22

Change in Accounting for Convertible Debt Securities

In May 2008, the FASB issued FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”).” Under this standard, convertible debt securities that may be settled in cash (or other assets), including partial cash settlement, would be separated into a debt and equity component. This change in principle, which will become effective for us as of the beginning of 2009, will be applied retrospectively to previously issued convertible debt instruments as well as to new instruments. The adoption of this new accounting standard is estimated to increase our 2008 and 2007 non-cash interest expense by approximately $13 million per year, resulting in a reduction of our diluted earnings per share by approximately $0.13 in 2008 and $0.12 in 2007.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarters and years ended December 31, 2008 and 2007 and with respect to Outlook for 2009. Management uses non-GAAP financial measures because it believes the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Also, management believes these non-GAAP measures facilitate our comparison of our historical results to our competitors. The company reported the following non-GAAP financial measures: “adjusted operating income,” “adjusted operating margin,” “adjusted net earnings” and related “adjusted diluted earnings per share,” “adjusted tax rate,” “free cash flow,” “constant currency growth,” “adjusted earnings before interest, taxes, depreciation and amortization” (“adjusted EBITDA”) and “adjusted pretax profit growth.” The company also provided its outlook for 2009 for “adjusted operating margin,” “adjusted non-operating expense,” “adjusted tax rate,” and “adjusted earnings per diluted share.” These non-GAAP financial measures are not in accordance with or an alternative for GAAP.

Adjusted operating income excludes the impact of charges or write-offs associated with acquisitions, environmental remediation, restructuring, or relocations in connection with our supply chain improvement initiatives and other operating income and expense items that we do not expect to be recurring. Some of the items excluded may be beyond the control of management and are less predictable than our core performance. Although management expects to continue to incur costs for its supply chain initiatives through 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in those periods and believes those costs do not reflect the ongoing performance of the core business. Management uses adjusted operating income to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. Additionally, the company uses adjusted operating income to evaluate management performance for compensation purposes. A reconciliation of operating income, the GAAP measure most directly comparable to adjusted operating income, is provided on the attached schedule.

Adjusted operating margin is calculated using adjusted operating income, as described above, divided by revenue. Management uses adjusted operating margin in its analysis of operating budgets and forecasts and to measure our performance against those budgets and forecasts, since this measure is reflective of our operating costs on an ongoing basis and excludes transactions or events that may be beyond the control of management or which are unpredictable. Management uses adjusted operating margin when evaluating the performance trends of our company compared to others. A reconciliation of operating margin, the GAAP measure most directly comparable to adjusted operating margin, is provided on the attached schedule.

Adjusted net earnings excludes the impact of income and expense items excluded from adjusted operating income, as described above, and non-operating income and expense items that we do not expect to be recurring. Adjusted net earnings also exclude the related incremental tax effect of these items. Adjusted diluted earnings per share exclude the effect of those same items from diluted earnings per share. Reconciliations of net earnings, the GAAP measure most directly comparable to adjusted net earnings, and earnings per share, the GAAP measure most directly comparable to adjusted earnings per share, are provided on the attached schedule.

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Beckman Coulter	Page 8 of 22

Adjusted EBITDA is a non-GAAP measure that management believes provides useful supplemental information for management and investors. Adjusted EBITDA is a tool that provides a measure of the adjusted net earnings, as described above, of the business before considering the impact of interest, taxes, depreciation and amortization. We believe adjusted EBITDA provides management with a means to analyze and evaluate the profitability of our business and its ability to generate cash flow before the effect of interest, taxes, depreciation and amortization. A reconciliation of net earnings, the GAAP measure most directly comparable to adjusted EBITDA, is provided on the attached schedule.

Adjusted tax rate excludes the incremental tax effect of income and expense items excluded from adjusted operating income, as described above, and non-operating income and expense items that we do not expect to be recurring. A reconciliation of the tax rate, the GAAP measure most directly comparable to adjusted tax rate, is provided on the attached schedule.

Free cash flow is a non-GAAP measure that management believes provides useful supplemental information for management and investors, because it reports the cash provided by operating activities after cash invested in property, plant and equipment. We believe this measure provides management and investors with a measure to determine the health of the business and cash flow generated by the business in excess of the cash needed to be reinvested in the business. A reconciliation of cash provided by operating activities, the GAAP measure most directly comparable to free cash flow, is provided on the attached schedule.

Our discussion of international revenue includes comparisons on a constant currency basis, which we have previously defined in our annual report on Form 10-K. We believe use of this measure aids in the understanding of our operations without the impact of foreign currency. This presentation is consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe our investors also use this measure to analyze the underlying trends in our international operations.

Our Outlook for 2009 adjusted operating income, adjusted operating margin, adjusted pretax profit growth, adjusted non-operating expense, adjusted tax rate, adjusted earnings per diluted share and adjusted EBITDA excludes the impact of charges or write-offs associated with acquisitions, environmental remediation, restructuring, including relocations in connection with our supply chain improvement initiatives, gains or losses upon sale of assets or businesses and other items that we do not expect to be recurring, because we are unable to forecast such items with reasonable predictability and do not include those items in our operating budgets. Although management expects to continue to incur costs for its supply chain initiatives through 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in those periods and believes those costs do not reflect the ongoing performance of the core business. The Company is not able to provide a reconciliation of projected non-GAAP financial measures to expected reported results due to the unknown effect, timing and potential significance of special charges and our inability to forecast charges associated with future transactions and initiatives. However, management believes our Outlook for 2009, using the non-GAAP measures indicated, reflects management’s expectation of the performance of the core operations of the company and believes this information is useful to investors to view our operations through the eyes of management.

The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. However, investors should understand that the excluded items are actual income and expenses that may impact the cash available to us for other uses. We strongly encourage investors to consider both net earnings and cash flows determined under GAAP as compared to the non-GAAP measures presented and to perform their own analysis, as appropriate.

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Beckman Coulter	Page 9 of 22

Reconciling Items to Non-GAAP Financial Measures

The non-GAAP measures described above exclude the following items:

a)	Restructuring expenses– In January 2007, as part of our previously announced strategic supply chain management initiative, we announced the closure and relocation of certain manufacturing and distribution sites, mainly in the United States. In connection with these closures and relocations, for the fourth quarter and year ended December 31, 2008, we recorded net charges related to severance and other costs of $8.2 million and $21.4 million, respectively. These restructuring charges include a net gain of $3.2 million related to the sale of buildings and land in Hialeah, Florida. Total supply chain relocation charges for the fourth quarter and full year ended December 31, 2007 were $4.2 million and $16.9 million, respectively.

b)	Environmental remediation – In 2008, we began conducting environmental studies at the Fullerton, California facility in connection with the Orange County facility consolidation and planned closure of our Fullerton site. In connection with these studies we detected certain contaminants in the soil and groundwater at the site and recorded a $19.0 million environmental remediation charge. The $19.0 million represents our best estimate of future expenditures for evaluation and remediation at the site.

c)	Royalty buy out - During the third quarter of 2008, we incurred an $11.7 million charge related to buying out our future US royalty payments under a license from Nephromics, LLC (“Nephromics”). This fully paid up license relates to future US sales of a number of markers including a preeclampsia panel covered by patents licensed exclusively to Nephromics. The products under the licensing agreements have not received regulatory clearance and are still in the development stage, therefore, the cost was charged to R&D.

d)	HCV sublicense – During the second quarter of 2008, we entered into an agreement with Siemens Healthcare Diagnostics and recorded an R&D charge of $12.0 million, for sublicense rights relating to testing for the hepatitis C virus (HCV). Under the agreement, we can develop, manufacture and sell a quantitative viral load HCV blood test for use on our molecular diagnostic instrument, which is in development.

e)	NexGen Acquisition – In November 2007, we acquired the remaining 80.1% interest in NexGen for a total purchase price of $36.0 million. NexGen is a development stage enterprise, which was formed in connection with the acquisition of Lumigen in the prior year. Approximately $35 million of the purchase price was allocated to in-process research and development (“IPR&D”) during the fourth quarter since the acquired IPR&D technology is currently at the beginning of the applied research phase and will require significant costs to bring it out of the research stage.

f)	Miami vacant land sale – In 2007, we sold vacant land adjacent to our Miami, Florida facility for $30.0 million, with an additional $1.2 million held in escrow for a portion of the land for which title was in dispute. During the second quarter 2008, we received the remaining amount held in escrow of $1.2 million and recorded a gain on sale in other non-operating income. The gain on sale of $26.2 million was recorded in other non-operating income during the quarter ended September 30, 2007.

g)	Fair market value inventory adjustment – During the first quarter of 2008, in connection with our acquisition of the flow cytometry business of Dako A/S, we recorded a $1.0 million charge related to the fair value of acquired inventory sold in the first quarter.

h)	Rental tax dispute - In 1998, the company entered into a sale-leaseback transaction with Cardbeck Miami Trust (“Cardbeck”) in connection with the company’s Miami facility. In May 2005, Cardbeck notified the Company that it had received an assessment from the State of Florida in the amount of $4.4 million for rental tax, interest and penalties related to payments made by the company to Cardbeck from June 2000 to February 2005. The State of Florida has asserted that this transaction is subject to commercial rental tax in accordance with applicable state laws and requested Cardbeck to pay this assessment. During June 2007, Cardbeck and the company subsequently entered into a settlement of the assessment under which the company paid $2.4 million ($1.6 million in sales tax and $0.8 million in interest) which was accrued at June 30, 2007. The company also has taken steps to obtain a determination that its payments to Cardbeck are not subject to the rental tax.

i)	Beckman Coulter Foundation – Using proceeds from the Miami vacant land sale the company made a $9.0 million contribution to establish and fund the Beckman Coulter Foundation (the “Foundation”), during the quarter ended September 30, 2007. The contribution was classified under other non-operating expenses.

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Beckman Coulter	Page 10 of 22

j)	Biosite break-up fee – On May 17, 2007, the merger agreement to acquire Biosite, Inc. was terminated by Biosite in accordance with its terms. Pursuant to the terms of the agreement, Biosite paid the company a break up fee of $54.0 million. The company recorded a gain of $40.6 million (net of associated expenses of $13.4 million) in other non-operating income during the second quarter 2007.

k)	Agencourt Personal Genomics (“APG”) – In 2006, the company sold its non-controlling interest in APG. The company received approximately $50 million in cash and recognized a gain from the sale. This gain and the company’s share of APG’s operating results were included in discontinued operations. In connection with the sale, an additional $6.0 million was held in escrow. In July 2007, pursuant to the terms of the sale agreement, the company received its $2.6 million proportionate share of the $6.0 million. The additional gain on sale of $2.6 million ($1.6 million, net of taxes) was recorded in discontinued operations for the third quarter ended 2007.

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except amounts per share and share data)

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Recurring revenue – supplies, service and lease payments	$610.0	$580.5	$2,402.6	$2,178.4
Cash instrument sales	201.3	208.5	696.3	582.9

Total revenue	811.3	789.0	3,098.9	2,761.3

Cost of recurring revenue	271.1	252.5	1,086.4	962.4
Cost of cash instrument sales	154.5	167.0	570.4	503.7

Total cost of sales	425.6	419.5	1,656.8	1,466.1

Gross profit	385.7	369.5	1,442.1	1,295.2

Operating costs and expenses
Selling, general and administrative	197.5	193.2	823.0	731.1
Research and development	64.9	97.5	280.1	274.0
Environmental remediation	—	—	19.0	—
Restructuring	8.2	4.2	21.4	17.7

Total operating costs and expenses	270.6	294.9	1,143.5	1,022.8

Operating income	115.1	74.6	298.6	272.4

Non-operating (income) expense
Interest income	(1.4)	(3.3)	(10.0)	(14.4)
Interest expense	13.1	10.4	47.6	49.3
Other, net	2.8	3.2	9.1	(55.2)

Total non-operating expense (income)	14.5	10.3	46.7	(20.3)

Earnings from continuing operations before income taxes	100.6	64.3	251.9	292.7
Income taxes	23.4	19.5	57.9	83.0

Earnings from continuing operations	77.2	44.8	194.0	209.7
Earnings from discontinued operations, net of tax	—	—	—	1.6

Net earnings	$77.2	$44.8	$194.0	$211.3

Basic earnings per share
Continuing operations	$1.22	$0.71	$3.08	$3.35
Discontinued operations	—	—	—	0.03

Basic earnings per share	$1.22	$0.71	$3.08	$3.38

Diluted earnings per share
Continuing operations	$1.21	$0.69	$3.01	$3.27
Discontinued operations	—	—	—	0.03

Diluted earnings per share	$1.21	$0.69	$3.01	$3.30

Weighted average number of shares outstanding (in thousands)
Basic	63,081	62,879	62,969	62,505
Diluted	63,817	64,535	64,348	64,066

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	December 31, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$120.0	$83.0
Trade and other receivables, net	706.7	726.5
Inventories	496.2	523.9
Deferred income taxes	62.5	79.2
Prepaids and other current assets	76.3	75.5

Total current assets	1,461.7	1,488.1
Property, plant and equipment, net	914.2	867.4
Goodwill	696.3	707.4
Other intangible assets, net	396.8	418.4
Deferred income taxes	32.3	—
Other assets	71.5	113.0

Total assets	$3,572.8	$3,594.3

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$172.2	$224.8
Accrued expenses	416.9	438.2
Income taxes payable	29.7	32.0
Short-term borrowings	21.4	89.4
Current maturities of long-term debt	4.4	12.8

Total current liabilities	644.6	797.2
Long-term debt, less current maturities	896.3	888.6
Deferred income taxes	—	73.4
Other liabilities	595.9	393.4

Total liabilities	2,136.8	2,152.6

Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	6.9	6.8
Additional paid-in capital	559.2	519.3
Retained earnings	1,397.6	1,246.2
Accumulated other comprehensive loss	(199.8)	(12.8)
Treasury stock, at cost	(327.9)	(317.8)
Common stock held in grantor trust, at cost	(19.3)	(17.8)
Grantor trust liability	19.3	17.8

Total stockholders’ equity	1,436.0	1,441.7

Total liabilities and stockholders’ equity	$3,572.8	$3,594.3

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Year Ended December 31,
	2008	2007
Cash flows from operating activities
Net earnings	$ 194.0	$ 211.3
Less: Earnings from discontinued operations, net of tax	—	1.6

Earnings from continuing operations	194.0	209.7
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	255.9	203.0
Provision for doubtful accounts receivable	6.8	4.7
Share-based compensation expense	29.6	24.5
Gain on sales of building and land	(5.1)	(26.8)
Environmental remediation obligation	18.4	—
U.S. pension trust contributions	(8.2)	(9.3)
In-process research and development	—	35.4
Deferred income taxes	(12.1)	(19.3)
Changes in assets and liabilities, net of acquisitions
Trade and other receivables	(7.3)	(25.5)
Prepaid and other current assets	26.2	(27.2)
Inventories	18.3	(50.5)
Accounts payable and accrued expenses	(46.4)	64.4
Income taxes payable	(16.3)	(1.4)
Long-term lease receivables	14.5	10.0
Other	6.5	6.4

Net cash provided by operating activities of continuing operations	474.8	398.1
Net cash used in operating activities of discontinued operations	—	(1.0)

Net cash provided by operating activities	474.8	397.1

Cash flows from investing activities
Additions to property, plant and equipment	(299.8)	(274.4)
Proceeds from sales of building and land	7.4	30.9
Sale of marketable securities	—	17.7
Payments for business acquisitions and technology license assets, net of cash acquired	(13.5)	(118.2)

Net cash used in investing activities of continuing operations	(305.9)	(344.0)
Net cash provided by investing activities of discontinued operations	—	2.6

Net cash used in investing activities	(305.9)	(341.4)

Cash flows from financing activities
Dividends to stockholders	(42.6)	(40.4)
Distribution to minority shareholders	—	(14.2)
Proceeds from issuance of stock	79.4	87.0
Repurchase of common stock as treasury stock	(94.4)	(57.3)
Repurchase of common stock held in grantor trust	(1.6)	(1.0)
Excess tax benefits from share-based payment transactions	11.9	20.7
Tax benefit on distribution of stock	—	1.3
Debt borrowings, net	12.6	26.0
Debt repayments	(93.5)	(73.4)
Debt acquisition costs	—	(1.5)

Net cash used in financing activities	(128.2)	(52.8)

Effect of exchange rates on cash and cash equivalents	(3.7)	4.9

Change in cash and cash equivalents	37.0	7.8
Cash and cash equivalents-beginning of year	83.0	75.2

Cash and cash equivalents-end of year	$ 120.0	$ 83.0

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BECKMAN COULTER, INC.

SEGMENT REVENUES(1)

(in millions)

(unaudited)

	Quarter Ended December 31,		Reported Growth %	Constant Currency Growth % (2)
	2008	2007
Clinical Diagnostics:
Chemistry and Clinical Automation	$229.7	$229.9	(0.1)%	3.5%
Cellular Analysis	245.1	235.2	4.2%	8.0%
Immunoassay and Molecular Diagnostics	190.5	166.0	14.8%	18.5%

Total Clinical Diagnostics	665.3	631.1	5.4%	9.1%
Life Sciences	146.0	158.0	(7.6)%	(3.7)%

Total revenues	$811.3	$789.0	2.8%	6.6%

	Year Ended December 31,		Reported Growth %	Constant Currency Growth % (2)
	2008	2007
Clinical Diagnostics:
Chemistry and Clinical Automation	$898.6	$815.3	10.2%	8.4%
Cellular Analysis	954.2	840.9	13.5%	11.7%
Immunoassay and Molecular Diagnostics	739.1	627.2	17.9%	15.7%

Total Clinical Diagnostics	2,591.9	2,283.4	13.5%	11.6%
Life Sciences	507.0	477.9	6.1%	4.3%

Total revenues	$3,098.9	$2,761.3	12.2%	10.4%

(1)	Amounts may not foot due to rounding.
(2)	Constant currency growth as presented herein represents - Current period constant currency revenue less prior year reported revenue / Prior year reported revenue

Clinical Diagnostics

Chemistry and Clinical Automation includes:

•	Autochemistry
•	Protein and rapid test products
•	Clinical Automation

Cellular includes:

•	Hematology
•	Coagulation
•	Flow cytometry and related products

Immunoassay and Molecular Diagnostics includes:

•	All immunoassay products
•	Molecular diagnostics products

Life Sciences

Life Sciences includes:

•	Life science tools: (All robotic automation, genetic analysis products, centrifuge and analytical systems)
•	Industrial particle characterization

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BECKMAN COULTER, INC.

SEGMENT REVENUES(1)

(in millions)

(unaudited)

	2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Clinical Diagnostics:
Chemistry and Clinical Automation	$215.6	$233.0	$220.4	$229.7	$898.6
Cellular Analysis	231.5	244.5	233.1	245.1	954.2
Immunoassay and Molecular Diagnostics	172.9	193.3	182.4	190.5	739.1

Total Clinical Diagnostics	620.0	670.8	635.9	665.3	2,591.9

Life Sciences	110.5	127.5	122.9	146.0	507.0

Total revenues	$730.5	$798.3	$758.8	$811.3	$3,098.9

	2007
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Clinical Diagnostics:
Chemistry and Clinical Automation	$183.9	$205.0	$196.5	$229.9	$815.3
Cellular Analysis	194.4	208.3	203.0	235.2	840.9
Immunoassay and Molecular Diagnostics	141.9	159.7	159.6	166.0	627.2

Total Clinical Diagnostics	520.2	573.0	559.1	631.1	2,283.4

Life Sciences	93.4	116.7	109.9	158.0	477.9

Total revenues	$613.6	$689.7	$669.0	$789.0	$2,761.3

	2006
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Clinical Diagnostics:
Chemistry and Clinical Automation	$163.9	$175.3	$180.9	$196.1	$716.2
Cellular Analysis	184.0	196.6	202.8	223.0	806.4
Immunoassay and Molecular Diagnostics	119.4	131.2	127.4	140.4	518.4

Total Clinical Diagnostics	467.3	503.1	511.1	559.5	2,041.0

Life Sciences	101.7	113.2	120.1	152.5	487.5

Total revenues	$569.0	$616.3	$631.2	$712.0	$2,528.5

(1)	Amounts may not foot due to rounding.

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BECKMAN COULTER, INC.

REVENUES BY GEOGRAPHY(1)

(in millions)

(unaudited)

	Quarter Ended			Constant Currency Growth %
	December 31,		Reported Growth %
	2008	2007
Revenues by geography:
United States	$408.7	$380.6	7.4%	7.4%
Europe	175.2	177.6	(1.3)%	8.3%
Emerging Markets(2)	73.2	67.9	7.9%	18.8%
Asia Pacific	104.5	102.9	1.6%	0.2%
Other(3)	49.6	60.2	(17.5)%	(6.6)%

Total revenues	$811.3	$789.0	2.8%	6.6%

	Year Ended			Constant Currency Growth %
	December 31,		Reported Growth %
	2008	2007
Revenues by geography:
United States	$1,542.1	$1,425.0	8.2%	8.2%
Europe	687.1	605.4	13.5%	8.7%
Emerging Markets(2)	278.3	224.1	24.2%	24.2%
Asia Pacific	383.7	316.1	21.4%	15.9%
Other(3)	207.7	190.7	8.9%	6.2%

Total revenues	$3,098.9	$2,761.3	12.2%	10.4%

(1)	Amounts may not foot due to rounding
(2)	Includes Eastern Europe, Russia, Middle East, Africa and India
(3)	Includes Canada and Latin America

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BECKMAN COULTER, INC

SALES MIX(1)

(in millions)

(unaudited)

	2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$579.3	$618.7	$594.7	$610.0	$2,402.6
Cash instrument sales	151.2	179.6	164.2	201.3	696.3

Total revenues	$730.5	$798.3	$758.8	$811.3	$3,098.9

	2007
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$513.3	$546.0	$538.6	$580.5	$2,178.4
Cash instrument sales	100.3	143.7	130.3	208.5	582.9

Total revenues	$613.6	$689.7	$669.0	$789.0	$2,761.3

	2006
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$452.8	$492.9	$486.8	$514.3	$1,946.8
Cash instrument sales	116.2	123.4	144.4	197.6	581.6

Total revenues	$569.0	$616.3	$631.2	$712.0	$2,528.5

(1)	Amounts may not foot due to rounding.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP OPERATING INCOME AND MARGIN TO

ADJUSTED OPERATING INCOME AND MARGIN(1)

(in millions)

(unaudited)

	Quarter Ended December 31,
	2008	2007
GAAP operating income	$115.1	$74.6
Reconciling items:
Restructuring expenses (a)	8.2	4.2
NexGen acquisition (e)	—	35.4

Adjusted operating income(2)	$123.3	$114.2

GAAP operating margin	14.2%	9.5%
Impact of adjustments(2)	1.0%	5.0%

Adjusted operating margin(2)	15.2%	14.5%

	Year Ended December 31,
	2008	2007
GAAP operating income	$298.6	$272.4
Reconciling items:
Restructuring expenses (a)	21.4	17.7
Environmental remediation (b)	19.0	—
Royalty buy out (c)	11.7	—
HCV sublicense (d)	12.0	—
NexGen acquisition (e)	—	35.4
Fair market value inventory adjustment (g)	1.0	—
Rental tax dispute (h)	—	1.6

Adjusted operating income(2)	$363.7	$327.1

GAAP operating margin	9.6%	9.9%
Impact of adjustments(2)	2.1%	1.9%

Adjusted operating margin(2)	11.7%	11.8%

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS(1)

(in millions, except amounts per share)

(unaudited)

	Quarter Ended December 31,
	2008		2007
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$77.2	$1.21	$44.8	$0.69

Reconciling items:
Restructuring expenses (a)	8.2	0.13	4.2	0.07
NexGen acquisition (e)	—	—	35.4	0.55
Adjustment for income taxes	(3.1)	(0.05)	(14.8)	(0.23)

Adjusted net earnings(2)	$82.3	$1.29	$69.6	$1.08

	Year Ended December 31,
	2008		2007
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$194.0	$3.01	$211.3	$3.30
Less: Earnings from discontinued operations, net of tax (k)	—	—	1.6	0.03

Earnings from continuing operations	194.0	3.01	209.7	3.27

Reconciling items:
Restructuring expenses (a)	21.4	0.33	17.7	0.29
Environmental remediation (b)	19.0	0.30	—	—
Royalty buy out (c)	11.7	0.18	—	—
HCV sublicense (d)	12.0	0.19	—	—
NexGen acquisition (e)	—	—	35.4	0.55
Miami vacant land sale (f)	(1.2)	(0.02)	(26.2)	(0.41)
Fair market value inventory adjustment (g)	1.0	0.02	—	—
Rental tax dispute (h)	—	—	2.4	0.04
Beckman Coulter Foundation (i)	—	—	9.0	0.14
Biosite break-up fee (j)	—	—	(40.6)	(0.64)
Adjustment for income taxes	(24.2)	(0.38)	0.9	0.01

Adjusted net earnings(2)	$233.7	$3.63	$208.3	$3.25

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED EBITDA(1)

(in millions)

(unaudited)

	Year Ended December 31,
	2008	2007
GAAP net earnings	$194.0	$211.3
Less: Earnings from discontinued operation, net of tax (k)	—	1.6

Earnings from continuing operations	194.0	209.7
Income taxes	57.9	83.0
Interest expense	47.6	49.3
Depreciation and amortization	255.9	203.0

EBITDA	555.4	545.0

Reconciling items:
Restructuring expenses (a)	21.4	17.7
Environmental remediation (b)	19.0	—
Royalty buy out (c)	11.7	—
HCV sublicense (d)	12.0	—
NexGen acquisition (e)	—	35.4
Miami vacant land sale (f)	(1.2)	(26.2)
Fair market value inventory adjustment (g)	1.0	—
Rental tax dispute (h)	—	1.6
Beckman Coulter Foundation (i)	—	9.0
Biosite break-up fee (j)	—	(40.6)

Adjusted EBITDA(2)	$619.3	$541.9

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP EFFECTIVE TAX RATE TO ADJUSTED TAX RATE(1)

(in millions)

(unaudited)

	Quarter Ended December 31,
	2008	2007
GAAP effective tax rate	23.3%	30.3%
Reconciling items:
Restructuring expenses (a)	1.1%	0.3%
NexGen acquisition (e)	—	2.4%

Adjusted tax rate(2)	24.4%	33.0%

	Year Ended December 31,
	2008	2007
GAAP effective tax rate	23.0%	28.4%
Reconciling items:
Restructuring expenses (a)	1.0%	0.8%
Environmental remediation (b)	0.9%	—
Royalty buy out (c)	0.5%	—
HCV sublicense (d)	0.6%	—
NexGen acquisition (e)	—	1.7%
Miami vacant land sale (f)	(0.1)%	(1.2)%
Fair market value inventory adjustments (g)	0.1%	—
Rental tax dispute (h)	—	0.1%
Beckman Coulter Foundation (i)	—	0.4%
Biosite break-up fee (j)	—	(1.9)%

Adjusted tax rate(2)	26.0%	28.3%

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF FREE CASH FLOW

(in millions)

(unaudited)

	Year Ended December 30,
	2008	2007
Net cash provided by operating activities	$474.8	$397.1
Additions to property, plant and equipment	(299.8)	(274.4)

Free cash flow	$175.0	$122.7

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